Cherry Bekaert LLP
CPAs & Advisors

October 30, 2018

Securities and Exchange Commission
100 F Street NE
Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on October 26, 2018, to be filed by our former client, SANUWAVE Health, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

Cherry Bekaert LLP